Exhibit 10.23

ADDENDUM number 1 to the employment contract dated 09/01/2000

Between:

TAMINCO NV – Pantserschipstraat 207 - 9000 Ghent

represented by M. Philips, Corporate Human Resources Manager, hereinafter called Taminco,

on the one hand

and

KETSMAN SABINE (°10/15/1977)

residing at GROENLAAN 93/B3 9550 HERZELE, hereinafter called the employee,

on the other hand

the following has been agreed upon:

Non-competition stipulation

1. Background

Taminco has:

•	an international field of activity, or

•	important economic, technical or financial interests on the international markets, or

•	an own department for research or has a department that designs original industrial models.

The employee can be set to work on activities that enable the employee directly or indirectly to obtain knowledge of practices specific to Taminco, and of which the utilization outside of Taminco can be disadvantageous for Taminco.

2. Subject

The employee, therefore, is committed not to perform any competition with Taminco in the case of termination of this contract. With this, no distinction will be made between the fact whether this competition would be fair or unfair, whether it is conducted directly or indirectly, or whether it occurs at own expense or operating at the expense of a third party. All of these are prohibited.

This commitment regards:

•	activities similar to those that the employee performed at Taminco, under the additional condition that the activities performed at the new employer are similar to those of Taminco;

•	the Belgian territory and China, the USA, Netherlands, France, Italy, Spain and Germany;

•	a period of one year starting from the date on which the employment relationship terminates.

3. Terms and conditions of application

This commitment, nevertheless, has no effect when the employee terminates the employment contract for an urgent reason due to Taminco.

The terms of this stipulation are regulated by applicable Collective Employment Agreements. Parties agree that if a new Collective Employment Agreement would limit the terms of this stipulation, this stipulation will be transformed within the bounds of this new Collective Employment Agreement.

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4. Neglect – compensation – sanction

Taminco has the possibility to neglect the application of this stipulation in writing within the 15 days after termination of the employment contract.

When Taminco does not neglect the application of this stipulation, then Taminco will owe the employee a single and flat rate compensation of 50% of the gross wage in accordance with the application duration of this stipulation. The gross wage of the employee at the time of the departure from Taminco will be taken into account.

If the employee violates this stipulation, he is held to pay the same compensation to Taminco as that which is stated above, increased by an equal sum under the title of damage compensation. Taminco has the right to demand a higher compensation based on the actual damage that Taminco suffered and for which it provides the evidence.

Fair competition

The employee is committed to not violate in any way the national and international provisions regarding the safeguarding of competition, in particular, but not exclusively, the regulation of the EU or of the USA, nor to cooperate in this, whether this now occurs directly or indirectly, at own expense or operating at the expense of a third party.

Under no single stipulation can the employee discuss price agreements or other sensitive matters with the competition, cooperate in the division of markets or customers, or cooperate directly or indirectly on operations that hinder the free competition.

Each violation of this article will be considered as an extremely serious shortcoming and justifies a dismissal for urgent reason. It has as consequence an immediate severance of the employment contract without notice or indemnification.

If Taminco or other members of the Group suffer damage as a consequence of the violation of this article by the employee, they will be able to recoup from the employee. Under this damage, the Group also includes the compensation and payments that result from any third party agreements to the Group as a result of the conduct or operations of the employee.

The provisions of this addendum form an integral part of the original employment contract dated 09/01/2000 and replace the provisions in the original employment contract with regard to the non-competition stipulation and the fair competition. The other provisions of the employment contract dated 09/01/2000 that were not changed by the current addendum, remain undiminished in effect.

Undersigned parties declare to have received one copy of this addendum.

Created in duplicate in Ghent on 06/29/2007.

The employee	For Taminco,

/s/ Sabine Ketsman	/s/ Marc Philips

KETSMAN SABINE	M. PHILIPS
Corporate Human Resources Manager

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